                                     LOGO
               OFFER TO PURCHASE FOR CASH UP TO 2,000,000 SHARES
                              OF ITS COMMON STOCK
                  AT A PURCHASE PRICE NOT IN EXCESS OF $22.00
                        NOR LESS THAN $19.00 PER SHARE

 THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT,
     EASTERN DAYLIGHT SAVINGS TIME, ON JULY 29, 1997, UNLESS THE OFFER IS
                                  EXTENDED.

OshKosh B'Gosh, Inc., a Delaware corporation (the "Company"), hereby invites its shareholders to tender shares of its Class A Common Stock, $.01 par value per share (the "Class A Shares") or its Class B Common Stock, $.01 par value per share (the "Class B Shares") (collectively, the "Shares"), to the Company at a price not in excess of $22.00 nor less than $19.00 per Share in cash, as specified by shareholders tendering their Shares, upon the terms and subject to the conditions set forth herein and in the related Letter of Transmittal, which together constitute the "Offer." The Company will determine the single per Share price, not in excess of $22.00 nor less than $19.00 per Share, net to the seller in cash (the "Purchase Price"), that it will pay for Shares, whether Class A Shares or Class B Shares, properly tendered pursuant to the Offer, taking into account the number of Shares so tendered and the prices specified by tendering shareholders. The Company will select the lowest Purchase Price that will allow it to buy 2,000,000 Shares (or such lesser number of Shares as are properly tendered at prices not in excess of $22.00 nor less than $19.00 per Share). All Shares properly tendered at prices at or below the Purchase Price and not withdrawn will be purchased at the Purchase Price, subject to the terms and the conditions of the Offer, including the proration and conditional tender provisions. All Shares purchased in the Offer will be purchased at the Purchase Price. The Company reserves the right, in its sole discretion, to purchase more than 2,000,000 Shares pursuant to the Offer. See Sections 1 and 15.

THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTION 7.

NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING SHARES. THE COMPANY HAS BEEN ADVISED THAT NONE OF ITS DIRECTORS OR EXECUTIVE OFFICERS INTENDS TO TENDER ANY SHARES PURSUANT TO THE OFFER.

The Class A Shares are listed and traded on the Nasdaq Stock Market Inc. ("Nasdaq") National Market ("National Market") under the symbol "GOSHA." As of June 27, 1997, the Class B Shares are no longer listed or traded on any exchange. On June 27, 1997, the last full trading day prior to the commencement of the Offer, the last trade per Class A Share price as reported on the National Market was $19.75 and the last trade per Class B Share price on the National Market (prior to delisting) was $19.125. SHAREHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE CLASS A SHARES. SEE SECTION 8.

                               -----------------

                                   IMPORTANT

  Any shareholder wishing to tender all or any part of his or her Shares should either (a) complete and sign a Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal and either mail or deliver it with any required signature guarantee and any other required documents to Harris Trust and Savings Bank (the "Depositary"), and either mail or deliver the stock certificates for such Shares to the Depositary (with all such other documents) or tender such Shares pursuant to the procedure for book-entry tender set forth in Section 3, or (b) request a broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such shareholder. Holders of Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee should contact such person if they desire to tender their Shares. Any shareholder who desires to tender Shares and whose certificates for such Shares cannot be delivered to the Depositary or who cannot comply with the procedure for book-entry transfer or whose other required documents cannot be delivered to the Depositary, in any case, by the expiration of the Offer must tender such Shares pursuant to the guaranteed delivery procedure set forth in Section 3.

  To properly tender Shares, shareholders (other than certain Odd Lot Holders (as defined herein)) must complete the section of the Letter of Transmittal relating to the price at which they are tendering Shares.

  Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Information Agent or to the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery may be obtained from the Information Agent.

  THE COMPANY HAS NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON BEHALF OF THE COMPANY AS TO WHETHER SHAREHOLDERS SHOULD TENDER OR REFRAIN FROM TENDERING SHARES PURSUANT TO THE OFFER. THE COMPANY HAS NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED HEREIN OR IN THE RELATED LETTER OF TRANSMITTAL. IF GIVEN OR MADE, ANY SUCH RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY.

                               -----------------

                      The Dealer Manager for the Offer is:
                             ROBERT W. BAIRD & CO.
                                 INCORPORATED
                           777 East Wisconsin Avenue
                           Milwaukee, Wisconsin 53202
                           Toll-Free: 1-888-224-7326

                               TABLE OF CONTENTS

SECTION                                                                    PAGE
-------                                                                    ----
SUMMARY...................................................................   1
INTRODUCTION..............................................................   2
THE OFFER.................................................................   4
   1.  Number of Shares; Proration........................................   4
   2.  Purpose of the Offer; Certain Effects of the Offer.................   6
   3.  Procedures for Tendering Shares....................................   8
   4.  Withdrawal Rights..................................................  10
   5.  Purchase of Shares and Payment of Purchase Price...................  11
   6.  Conditional Tender of Shares.......................................  12
   7.  Certain Conditions of the Offer....................................  12
   8.  Price Range of Shares; Dividends...................................  14
   9.  Source and Amount of Funds.........................................  14
  10.  Certain Information Concerning the Company.........................  15
  11.  Interest of Directors and Officers; Transactions and Arrangements
   Concerning Shares......................................................  18
  12.  Effects of the Offer on the Market for Shares; Registration Under
   the Exchange Act.......................................................  21
  13.  Certain Legal Matters; Regulatory Approvals........................  21
  14.  Certain Federal Income Tax Consequences............................  21
  15.  Extension of Offer; Termination; Amendment.........................  25
  16.  Fees and Expenses..................................................  26
  17.  Miscellaneous......................................................  27

                                    SUMMARY

  This general summary is solely for the convenience of the Company's shareholders and is qualified in its entirety by reference to the full text and more specific details in this Offer to Purchase.

PURCHASE PRICE        The Company will select a single Purchase Price which
                      will be not more than $22.00 nor less than $19.00 per Share. All Shares purchased by the Company will be purchased at the Purchase Price even if tendered at or below the Purchase Price and regardless of whether they are Class A Shares and/or Class B Shares. Each shareholder (other than certain Odd Lot Holders) desiring to tender Shares must specify in the Letter of Transmittal the minimum price (not more than $22.00 nor less than $19.00 per Share) at which such shareholder is willing to have his or her Shares purchased by the Company. A shareholder can specify the preference and priority of tendered Shares, among his or her Shares (e.g. tender of all Class A Shares prior to any Class B Shares held by that shareholder) and can specify different minimum prices for different Shares held by that shareholder. See
                      Section 1.

NUMBER OF SHARES TO   2,000,000 Shares, including Class A Shares and/or
BE PURCHASED          Class B Shares (or such lesser number of Shares as
                      are properly tendered). See Section 1.

HOW TO TENDER         See Section 3. A shareholder may also call the
SHARES                Information Agent or the Dealer Manager or consult
                      with a broker for assistance.

BROKERAGE             Tendering shareholders will not be obligated to pay
COMMISSIONS AND       brokerage fees or commissions to the Dealer Manager,
STOCK TRANSFER TAX    the Depositary or the Information Agent or, except as
                      set forth in Instruction 7 to the Letter of Transmittal, transfer taxes on the sale of Shares pursuant to the Offer. A tendering shareholder who holds securities with such shareholder's broker may be required by such broker to pay a service charge or other fee.

                      July 29, 1997, at 12:00 Midnight, Eastern Daylight
EXPIRATION AND        Savings Time, unless extended by the Company.
PRORATION DATES

PAYMENT DATE          As soon as practicable after the termination of the
                      Offer. It is expected that the Payment Date will be approximately seven to ten business days after expiration of the Offer.

                      Neither the Company nor its Board of Directors makes
POSITION OF THE       any recommendation to any shareholder as to whether
COMPANY AND ITS       to tender or refrain from tendering Shares. The
DIRECTORS             Company has been advised that none of its directors
                      or executive officers intends to tender any Shares pursuant to the Offer.

WITHDRAWAL RIGHTS     Tendered Shares may be withdrawn at any time until
                      12:00 Midnight, Eastern Daylight Savings Time, on
                      July 29, 1997, unless the Offer is extended by the Company, and, unless previously purchased, after 12:00 Midnight, Eastern Daylight Savings Time, on
                      September 24, 1997. See Section 3.

ODD LOTS There will be no proration of Shares tendered by any shareholder owning beneficially fewer than 100 Class A Shares or fewer than 100 Class B Shares who tenders all such Shares at or below the Purchase Price prior to the Proration Date and who checks the "Odd Lots" box in the Letter of Transmittal. See Section 1.

To the Holders of Class A Shares and Class B Shares of OshKosh B'Gosh, Inc.

                                 INTRODUCTION

  OshKosh B'Gosh, Inc. (the "Company") invites its shareholders to tender Shares, at a price not in excess of $22.00 nor less than $19.00 per Share, as specified by shareholders tendering their Shares, upon the terms and subject to the conditions set forth herein and in the related Letter of Transmittal, which together constitute the "Offer." The Company will determine the single per Share price, not in excess of $22.00 nor less than $19.00 per Share, net to the seller in cash (the "Purchase Price"), that it will pay for Shares (whether Class A Shares or Class B Shares) properly tendered pursuant to the Offer, taking into account the number of Shares so tendered and the prices specified by tendering shareholders. The Company will select the lowest Purchase Price that will allow it to buy an aggregate of 2,000,000 Shares (or such lesser number of Shares as are properly tendered). All Shares acquired in the Offer will be acquired at the Purchase Price, regardless of whether they are Class A Shares or Class B Shares. All Shares properly tendered at prices at or below the Purchase Price and not withdrawn will be purchased at the Purchase Price, upon the terms and subject to the conditions of the Offer, including the proration and conditional tender provisions. Shares tendered at prices in excess of the Purchase Price and Shares not purchased because of proration or conditional tender will be returned. The Company reserves the right, in its sole discretion, to purchase more than 2,000,000 Shares pursuant to the Offer. See Section 15.

  THIS OFFER IS NOT CONDITIONED UPON THE TENDER OF ANY MINIMUM NUMBER OF SHARES BUT IS SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTION 7.

  THE BOARD OF DIRECTORS OF THE COMPANY HAS APPROVED THE MAKING OF THE OFFER. HOWEVER, NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO SHAREHOLDERS AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING THEIR SHARES. EACH SHAREHOLDER MUST MAKE THE DECISION WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES AND AT WHAT PRICE OR PRICES SHARES SHOULD BE TENDERED. THE COMPANY HAS BEEN ADVISED THAT NONE OF ITS DIRECTORS OR EXECUTIVE OFFICERS INTENDS TO TENDER ANY SHARES PURSUANT TO THE OFFER.

  Upon the terms and subject to the conditions of the Offer, if at the expiration of the Offer more than 2,000,000 Shares are properly tendered at or below the Purchase Price and not withdrawn, the Company will buy Shares first from all Odd Lot Holders (as defined below) of Class A Shares or Class B Shares (as defined in Section 1) who properly tender all such Shares at or below the Purchase Price and then, subject to procedures for conditional tenders described in Section 1, on a pro rata basis from all other shareholders who properly tender at prices at or below the Purchase Price (and do not withdraw them prior to the expiration of the Offer). See Section 1. All Shares not purchased pursuant to the Offer, including Shares tendered at prices greater than the Purchase Price and not withdrawn and Shares not purchased because of proration or conditional tenders, will be returned at the Company's expense to the shareholders who tendered such Shares or to other persons at their direction.

  The Purchase Price will be paid net to the tendering shareholder in cash for all Shares purchased. Tendering shareholders will not be obligated to pay brokerage fees or commissions to the Dealer Manager, the Depositary or the Information Agent or, except as set forth in Instruction 7 to the Letter of Transmittal, transfer taxes on the sale of Shares pursuant to the Offer. A tendering shareholder who holds securities with such shareholder's broker may be required by such broker to pay a service charge or other fee. HOWEVER, ANY TENDERING SHAREHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE, SIGN AND RETURN TO THE DEPOSITARY THE FORM W-9 THAT IS INCLUDED WITH THE LETTER OF TRANSMITTAL MAY BE SUBJECT TO REQUIRED BACKUP FEDERAL INCOME TAX WITHHOLDING OF 31% OF THE GROSS PROCEEDS PAYABLE TO SUCH SHAREHOLDER OR OTHER PAYEE PURSUANT TO THE OFFER, AND CERTAIN NON-U.S. SHAREHOLDERS MAY BE SUBJECT TO A 30% INCOME TAX WITHHOLDING. SEE SECTION 14. The Company will pay all fees and expenses of Robert W. Baird & Co. Incorporated ("Baird" or the "Dealer Manager"), Harris Trust and Savings Bank (the "Depositary"), Georgeson & Company, Inc. (the "Information Agent"), and Harris Trust and Savings Bank (the "Transfer Agent") incurred in connection with the Offer. See Section 16.

  Since May 1994, the Company has repurchased 2,922,600 Class A Shares in open market transactions through June 27, 1997. Consistent with this strategy, on June 5, 1997, the Company's Board of Directors authorized officers of the Company to consider the advisability of the Offer and on June 27, 1997, the Company's Board of Directors approved the Offer. The Company initially considered an offer relating solely to Class A Shares, which would have required a holder of Class B Shares to convert them into Class A Shares in order to tender in the Offer. The Company realized that once converted into Class A Shares, they could not be reconverted back into Class B Shares, even if all or a portion were not purchased in the Offer. The Company, therefore, decided to include the Class B Shares in the Offer so that holders thereof could determine whether to participate in the Offer without undergoing the uncertainty and burdens of making an irrevocable conversion into Class A Shares. The Offer is being made because the Company's Board of Directors determined that the Offer constitutes a prudent use of the Company's financial resources, given the Company's business profile, assets and prospects. As of June 20, 1997, the Company had available approximately $39.9 million in cash and short-term investments. The Company believes that, even after anticipated capital expenditures and working capital needs and payment of dividends, this amount will continue to increase. The Company believes that the Offer will provide a capital structure that makes greater use of financial leverage without imposing unreasonable risk on the Company or its shareholders. The Company believes that its profitability and cash flows will be sufficient for anticipated capital expenditures, working capital needs, and payment of dividends.

  The Company's Board of Directors also believes that the Company's financial condition and outlook and current market conditions, including recent trading prices of the Shares, make this an attractive time to repurchase a portion of the outstanding Shares. In the view of the Company's Board of Directors, the Offer will result in a more efficient capital structure for the Company, as described above. Accordingly, the Offer is consistent with the Company's long term corporate goal of increasing shareholder value. After the Offer is completed, the Company believes that its financial condition, access to capital and outlook for continued favorable cash flow generation will allow it to continue to reinvest in its core business, including ongoing product development activities, capital expenditures and global expansion.

  The Offer provides shareholders who are considering a sale of all or a portion of their Shares the opportunity to determine the price or prices, not in excess of $22.00 nor less than $19.00 per Share, at which they are willing to sell their Shares and, if any such Shares are purchased pursuant to the Offer, to sell those Shares for cash without the usual transaction costs associated with open market sales. In addition, the Offer may give shareholders the opportunity to sell at prices greater than market prices prevailing prior to announcement of the Offer.

  Since 1993 when, with shareholder approval, the Company's Certificate of Incorporation was amended to give the holders of the Class B Shares the privilege of converting their Class B Shares into Class A Shares on a share for share basis, there has been a steady decline in the number of holders of the Class B Shares. As a result, the number of holders has fallen below the minimum requirement for maintaining the listing of the Class B Shares on the Nasdaq National Market. In the course of deciding whether and how to proceed with the Offer, the Company, recognizing that sales pursuant to the Offer had the potential for aggravating the situation even further, requested the Nasdaq's commitment to continue listing the Class B Shares on the Nasdaq National Market without regard to the number of holders, but the Nasdaq declined to make such a commitment. Based on the above, and in view of the fact that one could reasonably expect that the Class B Shares could be involuntarily delisted from the Nasdaq National Market in the very near future, the Board of Directors felt it was in the best interests of the Company and its shareholders to take the steps necessary to voluntarily terminate the listing of the Class B Shares. Therefore the Company deregistered the Class B Shares under the Securities Exchange Act of 1934 and caused the listing of the Class B Shares on the Nasdaq National Market to be terminated effective June 27, 1997. The Class B Shares can still be converted into Class A Shares on a share for share basis at any time.

  The Class A Shares will still be listed on Nasdaq and the Company expects to maintain a National Market listing for its Class A Shares.

  As of June 25, 1997, the Company had issued and outstanding 10,425,571 Class A Shares and 1,260,704 Class B Shares. The 2,000,000 Shares that the Company is offering to purchase pursuant to the Offer represent approximately 17% of the outstanding Shares. The Class A Shares are listed and traded on the Nasdaq National Market under the symbol "GOSHA." The Class B Shares were listed and traded until June 27, 1997 under the symbol "GOSHB." On June 27, 1997, the last full trading day prior to the announcement of the Offer, the last trade per Class A Share as reported on the Nasdaq National Market was $19.75 and the Class B Shares (prior to delisting) were last traded at $19.125. SHAREHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE CLASS A SHARES. See
Section 8.

                                   THE OFFER

1. NUMBER OF SHARES; PRORATION.

  Upon the terms and subject to the conditions of the Offer, the Company will purchase 2,000,000 Shares or such lesser number of Shares as are properly tendered (and not withdrawn in accordance with Section 4) prior to the Expiration Date (as defined below) at prices (determined in the manner set forth below) not in excess of $22.00 nor less than $19.00 per Share in cash. The term "Expiration Date" means 12:00 Midnight, Eastern Daylight Savings Time, on July 29, 1997, unless and until the Company, in its sole discretion, shall have extended the period of time during which the Offer will remain open, in which event the term "Expiration Date" shall refer to the latest time and date at which the Offer, as so extended by the Company, shall expire. See
Section 15 for a description of the Company's right to extend, delay, terminate or amend the Offer. The Company reserves the right to purchase more than 2,000,000 Shares pursuant to the Offer. In accordance with applicable regulations of the Securities and Exchange Commission (the "Commission"), the Company may purchase pursuant to the Offer an additional amount of Shares not to exceed 2% of the outstanding Shares without amending or extending the Offer. See Section 15. If (i) the Company increases or decreases the price to be paid for Shares, the Company increases or decreases the Dealer Managers' soliciting fee, the Company increases the number of Shares being sought and such increase in the number of Shares being sought exceeds 2% of the outstanding Shares, or the Company decreases the number of Shares being sought and (ii) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified in Section 15, the Offer will be extended until the expiration of such period of ten business days. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Daylight Savings Time. In the event of an over-subscription of the Offer as described below, Shares tendered at or below the Purchase Price prior to the Expiration Date will be subject to proration and conditional tender provisions, except for Odd Lots of either class of stock as explained below. The proration period also expires on the Expiration Date.

  The Company will, upon the terms and subject to the conditions of the Offer, select the lowest Purchase Price that will allow it to buy 2,000,000 Shares (or such lesser number of Shares as are properly tendered at prices not in excess of $22.00 nor less than $19.00 per Share) taking into account the number of Shares to be tendered and the prices specified by tendering Shareholders. All Shares properly tendered at prices at or below the Purchase Price and not withdrawn will be purchased at the Purchase Price, subject to the terms and the conditions of the Offer, including the proration and conditional tender provisions. All Shares purchased in the Offer will be purchased at the Purchase Price, regardless of whether they are Class A Shares or Class B Shares.

  THE OFFER IS NOT CONDITIONED UPON THE TENDER OF ANY MINIMUM NUMBER OF SHARES, BUT IS SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTION 7.

  In accordance with Instruction 5 of the Letter of Transmittal, shareholders (other than certain Odd Lot Holders) desiring to tender Shares must specify the price, not in excess of $22.00 nor less than $19.00 per Share, at which they are willing to sell their Shares to the Company. By following the directions of the Letter of Transmittal, shareholders can specify one minimum price for a specified portion of their Shares and a different minimum price for other specified Shares. Shareholders can also specify the order in which their Shares will be purchased in the event that, as a result of the proration provisions or otherwise, some but not all of their tendered Shares are purchased pursuant to the Offer. As promptly as practicable following the Expiration Date, the Company will, in its sole discretion, determine the Purchase Price that it will pay for Shares properly tendered pursuant to the Offer and not withdrawn, taking into account the number of Shares tendered and the prices specified by tendering shareholders. The Company intends to select the lowest Purchase Price, not in excess of $22.00 nor less than $19.00 per Share, that will enable it to purchase 2,000,000 Shares (or such lesser number of Shares as are properly tendered) pursuant to the Offer. Shares properly tendered pursuant to the Offer at or below the Purchase Price and not withdrawn will be purchased at the Purchase Price, subject to the terms and conditions of the Offer, including the proration and conditional tender provisions. All Shares tendered and not purchased pursuant to the Offer, including Shares tendered at prices in excess of the Purchase Price and Shares not purchased because of proration or conditional tender, will be returned to the tendering shareholders (or to another person specified by a tendering shareholder) at the Company's expense as promptly as practicable following the Expiration Date.

  Priority of Purchases. Upon the terms and subject to the conditions of the Offer, if more than 2,000,000 Shares have been properly tendered at prices at or below the Purchase Price and not withdrawn prior to the Expiration Date, the Company will purchase properly tendered Shares in the following order of priority:

  (a) first, all Shares tendered and not withdrawn prior to the Expiration Date by any Odd Lot Holder who:

    (1) tenders all Shares beneficially owned by such Odd Lot Holder of either class of the Shares at a price at or below the Purchase Price, including by electing to accept the Purchase Price determined by the Company (tenders of less than all Shares of a particular class owned by such shareholder will not qualify for this preference); and

    (2) completes the box captioned "Odd Lots" on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery; and

  (b) second, after purchase of all of the foregoing Shares in item (a) above, all Shares (i) conditionally tendered in accordance with Section 6, for which the condition was satisfied, and (ii) all other Shares tendered properly and unconditionally, in each case at prices at or below the Purchase Price and not withdrawn prior to the Expiration Date, on a pro rata basis (with appropriate adjustments to avoid purchases of fractional Shares) as described below; and

  (c) third, if necessary, Shares conditionally tendered for which the condition was not satisfied, at or below the Purchase Price and not withdrawn prior to the Expiration Date, selected by random lot in accordance with Section 6.

  Odd Lots. For purposes of the Offer, the term "Odd Lots" shall mean all Shares properly tendered prior to the Expiration Date at prices at or below the Purchase Price and not withdrawn by any person who owns, beneficially or of record, an aggregate of fewer than 100 Class A Shares and/or fewer than 100 Class B Shares (an "Odd Lot Holder") (and so certified in the appropriate place on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery). In order to qualify for this preference, an Odd Lot Holder must tender all such Shares of a class in accordance with the procedures described in Section 3. As set forth above, Odd Lots will be accepted for payment before proration, if any, of the purchase of other tendered Shares. This preference is not available to partial tenders. Any shareholder wishing to tender all of such shareholder's Class A Shares or Class B Shares pursuant to this Section should complete the box captioned "Odd Lots" on the Letter of

Transmittal and, if applicable, on the Notice of Guaranteed Delivery. See Instruction 8 to the Letter of Transmittal.

  The Company also reserves the right, but will not be obligated, to purchase all Shares duly tendered by any shareholder who tendered all Class A Shares and/or all Class B Shares owned, beneficially or of record, at or below the Purchase Price and who, as a result of proration, would then own, beneficially or of record, an aggregate of fewer than 100 Class A Shares and/or fewer than 100 Class B Shares. If the Company exercises this right, it will increase the number of Shares that it is offering to purchase by the number of Shares purchased through the exercise of the right.

  Proration. If proration of tendered Shares is required, the Company will determine the proration factor as soon as practicable following the Expiration Date. Proration for each shareholder tendering Shares, other than Odd Lot Holders, shall be based on the ratio of the number of Shares tendered by such shareholder to the total number of Shares tendered by all shareholders, other than Odd Lot Holders, at or below the Purchase Price, subject to the conditional tender provisions described in Section 6. Because of the difficulty in determining the number of Shares properly tendered (including Shares tendered by guaranteed delivery procedures, as described in Section 3) and not withdrawn, and because of the odd lot procedure, the Company does not expect that it will be able to announce the final proration factor or commence payment for any Shares purchased pursuant to the Offer until approximately seven (7) to ten (10) business days after the Expiration Date. The preliminary results of any proration will be announced by press release as soon as practicable after the Expiration Date. Shareholders may obtain such preliminary information from the Information Agent or the Dealer Manager and may be able to obtain such information from their brokers or financial advisors.

  As described in Section 14, the number of Shares that the Company will purchase from a shareholder may affect the federal income tax consequences to the shareholder of such purchase and therefore may be relevant to the shareholder's decision whether to tender Shares. The Letter of Transmittal affords each tendering shareholder the opportunity to designate the order of priority in which Shares tendered are to be purchased in the event of proration and the opportunity to make a tender of all of the shareholder's Shares conditioned upon the purchase of all or a specified minimum number of the Shares.

  This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the Company's shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

2.PURPOSE OF THE OFFER; CERTAIN EFFECTS OF THE OFFER.

  The discussion in the Introduction, this Section 2 and Section 10 contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. When used in this Offer to Purchase, the words "anticipate," "believe," "estimate," "intend" and "expect" and similar expressions are intended to identify such forward-looking statements. The forward-looking statements are based on the Company's current views and assumptions and involve risks and uncertainties that include, among other things, consumer demands and fashion trends, brand image, future competition, trademark protection; and foreign economic conditions, including currency rate fluctuations. Some or all of the factors are beyond the Company's control.

  The Offer provides shareholders who are considering a sale of all or a portion of their Shares with the opportunity to determine the price or prices (not in excess of $22.00 nor less than $19.00 per Share) at which they are willing to sell their Shares and, subject to the terms and conditions of the Offer, to sell those Shares for cash without the usual transaction costs associated with market sales. The Offer also allows shareholders to sell a portion of their Shares while retaining a continuing equity interest in the Company. In addition, the Offer may give shareholders the opportunity to sell Shares at prices greater than market prices prevailing prior to announcement of the Offer. Shareholders who determine not to accept the Offer will realize a proportionate increase in their relative equity interest in the Company and thus in the Company's future earnings and assets, subject to the Company's right to issue additional Shares and other equity securities in the future. To the extent the purchase of Shares in the Offer results in a reduction of the number of shareholders of record, the costs of the Company for services to shareholders may be reduced.

  Since May, 1994, the Company has repurchased approximately 2,922,600 Class A Shares in open market transactions through June 27, 1997. Consistent with this strategy, on June 27, 1997, the Company's Board of Directors approved the terms of the Offer. The Offer is being made because the Company's Board of Directors determined that the Offer constitutes a prudent use of the Company's financial resources, given the Company's business profile, assets and prospects. As of June 20, 1997, the Company had available approximately $39.9 million in cash and short-term investments. The Company believes that, after anticipated capital expenditures and payment of dividends, this amount will continue to increase. The Company believes that the Offer will provide a capital structure that makes greater use of financial leverage without imposing unreasonable risk on the Company or its shareholders. The Company believes that its profitability and cash flows will be sufficient for anticipated capital expenditures, working capital needs, and payment of dividends.

  The Company's Board of Directors also believes that the Company's financial condition and outlook and current market conditions, including recent trading prices of the Shares, make this an attractive time to repurchase a portion of the outstanding Shares. In the view of the Company's Board of Directors, the Offer is an attractive use of the Company's financial resources and the use of cash and borrowings to fund the Offer will result in a more efficient capital structure for the Company, as described above. Accordingly, the Offer is consistent with the Company's long term corporate goal of increasing shareholder value. After the Offer is completed, the Company believes that its financial condition, access to capital and outlook for continued favorable cash generation will allow it to continue to reinvest in its core business, including through ongoing product development activities, capital expenditures and global expansion.

  The amounts required to fund a portion of the Offer and pay related expenses will be provided by available cash and existing credit facilities described in
Section 9.

  NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATIONS TO ANY SHAREHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ANY OR ALL OF SUCH SHAREHOLDER'S SHARES AND NEITHER HAS AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. SHAREHOLDERS ARE URGED TO EVALUATE CAREFULLY ALL INFORMATION IN THE OFFER, CONSULT THEIR OWN INVESTMENT AND TAX ADVISORS AND MAKE THEIR OWN DECISIONS WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH TO TENDER.

  The Company may in the future purchase additional Shares on the open market, in private transactions, through tender offers or otherwise. In 1996, the Company's Board of Directors authorized the additional purchase of up to 1 Million Class A Shares on the open market and outside of the Offer. Pursuant to that authorization and after consideration of all purchases to date, the Company has authorization to purchase up to 227,400 Class A Shares. Any additional purchase may be on the same terms or on terms which are more or less favorable to shareholders than the terms of the Offer. However, Rule 13e-4 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prohibits the Company and its affiliates from purchasing any Shares, other than pursuant to the Offer, until at least ten business days after the Expiration Date. Any possible future purchases by the Company will depend on many factors, including the results of the Offer, the market price of the Shares, the Company's business and financial position and general economic and market conditions. If applicable.

  Shares the Company acquires pursuant to the Offer will be cancelled and returned to the status of authorized but unissued stock and will be available for the Company to issue without further shareholder action (except as required by applicable law or the rules of Nasdaq or any other securities exchange on which the Shares are listed) for purposes including, without limitation, the acquisition of other businesses, the raising of additional capital for use in the Company's business and the satisfaction of obligations under existing or future employee benefit or compensation programs or stock plan or compensation programs for directors. The Company has no current plans for issuance of the Shares repurchased pursuant to the Offer.

3.PROCEDURES FOR TENDERING SHARES.

  Proper Tender of Shares. For Shares to be tendered properly pursuant to the Offer, (a) the certificates for such Shares (or confirmation of receipt of such Shares pursuant to the procedures for book-entry transfer set forth below), together with a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof), including any required signature guarantees and any other documents required by the Letter of Transmittal, must be received prior to 12:00 Midnight, Eastern Daylight Savings Time, on the Expiration Date by the Depositary at its address set forth on the back cover of this Offer to Purchase or (b) the tendering shareholder must comply with the guaranteed delivery procedure set forth below. IN ACCORDANCE WITH INSTRUCTION 5 OF THE LETTER OF TRANSMITTAL, SHAREHOLDERS (OTHER THAN CERTAIN ODD LOT HOLDERS) DESIRING TO TENDER SHARES PURSUANT TO THE OFFER MUST PROPERLY INDICATE IN THE SECTION CAPTIONED "PRICE (IN DOLLARS) PER SHARE AT WHICH SHARES ARE BEING TENDERED" ON THE LETTER OF TRANSMITTAL THE PRICE (IN MULTIPLES OF $.25) AT WHICH THEIR SHARES ARE BEING TENDERED. Shareholders who desire to tender Shares at more than one price must complete a separate Letter of Transmittal for each price at which Shares are tendered, provided that the same Shares cannot be tendered (unless properly withdrawn previously in accordance with the terms of the Offer) at more than one price. IN ORDER TO PROPERLY TENDER SHARES (OTHER THAN SHARES TENDERED BY CERTAIN ODD LOT HOLDERS), ONE AND ONLY ONE PRICE BOX MUST BE CHECKED IN THE APPROPRIATE SECTION ON EACH LETTER OF TRANSMITTAL.

  In addition, Odd Lot Holders who tender all such Shares must complete the box captioned "Odd Lots" on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery, in order to qualify for the preferential treatment available to Odd Lot Holders as set forth in Section 1, except in the case of certain tenders made pursuant to the book-entry procedures described in
Section 3. See Instruction 8 of the Letter of Transmittal.

  To prevent backup federal income tax withholding of 31% of the gross proceeds, and in the case of certain foreign shareholders, to prevent a 30% withholding tax, certain completed forms should accompany the Letter of Transmittal. See Section 14.

  Signature Guarantees and Method of Delivery. No signature guarantee is required (a) if the Letter of Transmittal is signed by the registered holder of the Shares (which term for purpose of this Section 3 shall include any participant in The Depository Trust Company or the Philadelphia Depository Trust Company (each a "Book-Entry Transfer Facility", and collectively the "Book-Entry Transfer Facilities") whose name appears on a security position listing as the owner of the Shares tendered therewith and such holder has not completed the box entitled "Special Delivery Instructions" on the Letter of Transmittal; or (b) if Shares are tendered for the account of a firm or other entity that is a member in good standing of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office, branch or agents in the United States (each such entity being hereinafter referred to as an "Eligible Institution"). See Instruction 1 of the Letter of Transmittal. If a certificate for Shares is registered in the name of a person other than the person executing a Letter of Transmittal or if payment is to be made, or Shares not purchased or tendered are to be issued, to a person other than the registered holder, then the certificate must be endorsed or accompanied by an appropriate stock power, in either case, signed exactly as the name of the registered holder appears on the certificate, or stock power guaranteed by an Eligible Institution.

  In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for such Shares (or a timely confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facilities as described below), a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) and any other documents required by the Letter of Transmittal. THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING CERTIFICATES FOR SHARES, THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS, IS AT THE ELECTION AND RISK OF THE TENDERING SHAREHOLDER. IF DELIVERY IS BY MAIL, THEN REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED.

  Book-Entry Delivery. The Depositary will establish an account with respect to the Shares for purposes of the Offer at each Book-Entry Transfer Facilities within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in the respective Book-Entry Transfer Facilities' system may make book-entry delivery of the Shares by causing such facility to transfer Shares into the Depositary's account in accordance with the respective Book-Entry Transfer Facilities' procedures for transfer. Although delivery of Shares may be effected through a book-entry transfer into the Depositary's account at the Book-Entry Transfer Facilities, either (a) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) with any required signature guarantees and any other required documents must, in any case, be transmitted to and received by the Depositary at its address set forth on the back cover of this Offer to Purchase prior to the Expiration Date or (b) the guaranteed delivery procedure described below must be followed. DELIVERY OF DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITIES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

  Guaranteed Delivery. If a shareholder desires to tender Shares pursuant to the Offer and such shareholder's Share certificates cannot be delivered to the Depositary prior to the Expiration Date (or the procedures for book-entry transfer cannot be completed on a timely basis) or if time will not permit all required documents to reach the Depositary prior to the Expiration Date, such Shares may nevertheless be tendered, provided that all of the following conditions are satisfied:

  (a) such tender is made by or through an Eligible Institution;

  (b) the Depositary receives by hand, mail, telegram or facsimile transmission, prior to the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery in the form the Company has provided with this Offer to Purchase (specifying the price at which the Shares are being tendered), including (where required) a signature guarantee by an Eligible Institution; and

  (c) the certificates for all tendered Shares, in proper form for transfer (or confirmation of book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facilities), together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) and any required signature guarantees or other documents required by the Letter of Transmittal, are received by the Depositary within three Nasdaq trading days after the date of receipt by the Depositary of such Notice of Guaranteed Delivery.

  If any tendered Shares are not purchased or if less than all Shares evidenced by a shareholder's certificates are tendered, certificates for unpurchased Shares will be returned as promptly as practicable after the expiration or termination of the Offer or, in the case of Shares tendered by book-entry transfer at a Book-Entry Transfer Facilities, such Shares will be credited to the appropriate account maintained by the tendering shareholder at the appropriate Book-Entry Transfer Facilities, in each case without expense to such shareholder.

  Stock Option Plans. The Company is not offering, as part of the Offer, to purchase any of the options (the "Options") outstanding under the Company's 1994 Incentive Stock Option Plan (the "Incentive Stock Plan") and tenders of such Options will not be accepted. Holders of Options who wish to participate in the Offer may either (a) comply with the procedures for Guaranteed Delivery set forth under "Guaranteed Delivery" above without having to exercise their Options until after the results of the Offer are known (provided, however, that an Option holder will not be required to make the requisite tender through an Eligible Institution and may personally execute and deliver a Notice of Guaranteed Delivery, or (b) exercise their Options and purchase Shares and then tender such Shares pursuant to the Offer, provided that, in the case of either (a) or (b), any such exercise of an Option and tender of Shares is in accordance with the terms of the Stock Incentive Plan and the Options. In no event are any Options to be delivered to the Depositary in connection with the tender of Shares hereunder. An exercise of an Option cannot be revoked even if the Shares received upon the exercise thereof and tendered in the Offer are not purchased in the Offer for any reason. All holders of Options who are either executive officers or outside directors of the Company have indicated that they do not intend to tender any Shares pursuant to the Offer.

  Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to give Notice of Defects. All questions as to the number of Shares to be accepted, the price to be paid for Shares to be accepted and the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by the Company, in its sole discretion, and its determination shall be final and binding on all parties. The Company reserves the absolute right to reject any or all tenders of any Shares that it determines are not in appropriate form or the acceptance for payment of or payments for which may be unlawful. The Company also reserves the absolute right to waive any of the conditions of the Offer or any defect or irregularity in any tender with respect to any particular Shares or any particular shareholder. No tender of Shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering shareholder or waived by the Company. None of the Company, the Dealer Manager, the Depositary, the Information Agent or any other person shall be obligated to give notice of any defects or irregularities in tenders, nor shall any of them incur any liability for failure to give any such notice.

  Tendering Shareholder's Representation and Warranty; Company's Acceptance Constitutes an Agreement. A tender of Shares pursuant to any of the procedures described above will constitute the tendering shareholder's acceptance of the terms and conditions of the Offer, as well as the tendering shareholder's representation and warranty to the Company that (a) such shareholder has a net long position in the Shares being tendered within the meaning of Rule 14e-4 promulgated by the Commission under the Exchange Act and (b) the tender of such Shares complies with Rule 14e-4. It is a violation of Rule 14e-4 for a person, directly or indirectly, to tender Shares for such person's own account unless, at the time of tender and at the end of the proration period or period during which Shares are accepted by law (including any extensions thereof), the person so tendering (i) has a net long position equal to or greater than the amount of
(a) Shares tendered or (b) other securities convertible into or exchangeable or exercisable for the Shares tendered and will acquire such Shares for tender by conversion, exchange or exercise and (ii) will deliver or cause to be delivered such Shares in accordance with the terms of the Offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. The Company's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering shareholder and the Company upon the terms and conditions of the Offer.

4. WITHDRAWAL RIGHTS.

  Except as otherwise provided in this Section 4, tenders of Shares pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by the Company pursuant to the Offer, may also be withdrawn at any time after 12:00 Midnight, Eastern Daylight Savings Time, on August 25, 1997.

  For a withdrawal to be effective, a notice of withdrawal must be in written, telegraphic or facsimile transmission form and must be received in a timely manner by the Depositary at its address set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the tendering shareholder, the name of the registered holder (if different from that of the person who tendered such Shares), the number and class(es) of Shares tendered and the number and class(es) of Shares to be withdrawn. If the certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the release of such certificates, the tendering shareholder must also submit the serial numbers shown on the particular certificates for Shares to be withdrawn and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution (except in the case of Shares tendered by an Eligible Institution). If Shares have been tendered pursuant to the procedure for book-entry tender set forth in Section 3, the notice of withdrawal also must specify the name and the number of the account at the applicable Book-Entry Transfer Facilities to be credited with the withdrawn Shares and otherwise comply with the procedures of such facility. None of the Company, the Dealer Manager, the Depositary, the Information Agent or any other person shall be obligated to give notice of any defects or irregularities in any notice of withdrawal nor shall any of them incur liability for failure to give any such notice. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Company, in its sole discretion, which determination shall be final and binding.

  Withdrawals may not be rescinded and any Shares withdrawn will thereafter be deemed not properly tendered for purposes of the Offer unless such withdrawn Shares are properly retendered prior to the Expiration Date by again following one of the procedures described in Section 3.

  If the Company extends the Offer, is delayed in its purchase of Shares or is unable to purchase Shares pursuant to the Offer for any reason, then, without prejudice to the Company's rights under the Offer, the Depositary may, subject to applicable law, retain tendered Shares on behalf of the Company and such Shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described in this Section 4.

5.PURCHASE OF SHARES AND PAYMENT OF PURCHASE PRICE.

  Upon the terms and subject to the conditions of the Offer, as promptly as practicable following the Expiration Date, the Company (a) will determine the Purchase Price it will pay for the Shares properly tendered and not withdrawn prior to the Expiration Date, taking into account the number of Shares so tendered and the prices specified by tendering shareholders, and (b) will accept for payment and pay for (and thereby purchase) Shares properly tendered at prices at or below the Purchase Price and not withdrawn prior to the Expiration Date. For purposes of the Offer, the Company will be deemed to have accepted for payment (and therefore purchased) Shares that are tendered at or below the Purchase Price and not withdrawn (subject to the proration and conditional tender provisions of the Offer) only when, as and if it gives oral or written notice to the Depositary of its acceptance of such Shares for payment pursuant to the Offer.

  Upon the terms and subject to the conditions of the Offer, promptly following the Expiration Date, the Company will accept for payment and pay a single per Share Purchase Price for 2,000,000 Shares (subject to increase or decrease as provided in Section 15) or such lesser number of Shares as are properly tendered at prices not in excess of $22.00 nor less than $19.00 per Share and not withdrawn as permitted in Section 4.

  The Company will pay for Shares purchased pursuant to the Offer by depositing the aggregate Purchase Price therefor with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from the Company and transmitting payment to the tendering shareholders.

  In the event of proration, the Company will determine the proration factor and pay for those tendered Shares accepted for payment as soon as practicable after the Expiration Date. However, the Company does not expect to be able to announce the final results of any proration and commence payment for Shares purchased until approximately seven (7) to ten (10) business trading days after the Expiration Date. Certificates for all Shares tendered and not purchased, including all Shares tendered at prices in excess of the Purchase Price and Shares not purchased due to proration or conditional tender, will be returned (or, in the case of Shares tendered by book-entry transfer, such Shares will be credited to the account maintained with the appropriate Book-Entry Transfer Facilities by the participant therein who so delivered such Shares) to the tendering shareholder at the Company's expense as promptly as practicable after the Expiration Date without expense to the tendering shareholders. Under no circumstances will interest on the Purchase Price be paid by the Company by reason of any delay in making payment. In addition, if certain events occur, the Company may not be obligated to purchase Shares pursuant to the Offer. See
Section 7.

  The Company will pay all stock transfer taxes, if any, payable on the transfer to it of Shares purchased pursuant to the Offer. If, however, payment of the Purchase Price is to be made to, or (in the circumstances permitted by the Offer) if unpurchased Shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or such other person), payable on account of the transfer to such person will be deducted from the Purchase Price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption therefrom, is submitted. See Instruction 7 of the Letter of Transmittal.

  ANY TENDERING SHAREHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE FULLY, SIGN AND RETURN TO THE DEPOSITARY THE FORM W-9 INCLUDED WITH THE LETTER OF TRANSMITTAL MAY BE SUBJECT TO REQUIRED BACKUP FEDERAL INCOME TAX WITHHOLDING OF 31% OF THE GROSS PROCEEDS PAID TO SUCH SHAREHOLDER OR OTHER PAYEE PURSUANT TO THE OFFER. SEE SECTION 14. ALSO SEE SECTION 14 REGARDING FEDERAL INCOME TAX CONSEQUENCES FOR NON-U.S. SHAREHOLDERS.

6.CONDITIONAL TENDER OF SHARES.

  Under certain circumstances set forth in Section 1 above, the Company may prorate the number of Shares purchased pursuant to the Offer. As discussed in
Section 14, the number of Shares to be purchased from a particular shareholder might affect the tax consequences of such purchase to such shareholder and such shareholder's decision whether to tender. Accordingly, if a shareholder tenders all Shares he or she beneficially owns, the shareholder may tender Shares subject to the condition that a specified minimum number, if any, must be purchased. Any shareholder wishing to make such a conditional tender should so indicate in the box captioned "Conditional Tender" on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery. It is the tendering shareholder's responsibility to calculate such minimum number of Shares and each shareholder is urged to consult his or her own tax advisor. If the effect of accepting tenders on a pro rata basis is to reduce the number of Shares to be purchased from any shareholder below the minimum number so specified, such tender will automatically be deemed withdrawn, except as provided in the next paragraph, and Shares tendered by such shareholder will be returned as soon as practicable after the Expiration Date.

  However, if so many conditional tenders would be deemed withdrawn that the total number of Shares to be purchased falls below 2,000,000, then, to the extent feasible, the Company will select enough of such conditional tenders, which would otherwise have been deemed withdrawn, to purchase such desired number of Shares. In selecting among such conditional tenders, the Company will select by random lot and will limit its purchase in each case to the designated minimum number of Shares to be purchased. Conditional tenders will be selected by lot only from shareholders who tender all of their Shares.

  IN THE EVENT OF PRORATION, ANY SHARES TENDERED PURSUANT TO A CONDITIONAL TENDER FOR WHICH THE MINIMUM REQUIREMENTS ARE NOT SATISFIED MAY NOT BE ACCEPTED AND WILL THEREBY BE DEEMED WITHDRAWN.

7.CERTAIN CONDITIONS OF THE OFFER.

  Notwithstanding any other provision of the Offer, the Company shall not be required to accept for payment, purchase or pay for any Shares tendered and may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of and the payment for Shares tendered, subject to Rule 13e-4(f) under the Exchange Act, if at any time on or after June 27, 1997, and prior to the time of payment for any such Shares (whether any Shares have previously been accepted for payment pursuant to the Offer) any of the following events shall have occurred (or shall have been determined by the Company to have occurred) and, in the Company's judgment in any such case and regardless of the circumstances giving rise thereto (including any action or omission to act by the Company), the occurrence of such event or events makes it inadvisable to proceed with the Offer or with such acceptance for payment or payment:

(a) there shall have been threatened or instituted or be pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly
    (i) challenges the making of the Offer, the acquisition of some of all of the Shares pursuant to the Offer or otherwise relates in any manner to the Offer; or (ii) in the Company's sole judgment, could materially and adversely affect the business, condition (financial or other), income, operations or prospects of the Company and its subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of the Company or any of its subsidiaries or materially impair the contemplated benefits of the Offer to the Company;

(b) there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or the Company or any of its subsidiaries, by any court or any authority, agency or tribunal that, in the Company's sole judgment, would or might directly or indirectly (i) make the acceptance for payment of, or payment for, some or all of the Shares illegal or otherwise restrict or prohibit consummation of the Offer; (ii) delay or restrict the ability of the Company, or render the Company unable, to accept for payment or pay for some or all of the Shares; (iii) materially impair the contemplated benefits of the Offer to the Company; or (iv) materially and adversely affect the business, condition (financial or other), income, operations or prospects of the Company and its subsidiaries, taken as whole, or otherwise materially impair in any way the contemplated future conduct of the business of the Company or any of its subsidiaries.

(c) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market; (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States; (iii) the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States; (iv) any limitation (whether or not mandatory) by any governmental, regulatory or administrative agency or authority on, or any event that, in the Company's sole judgment, might affect the extension of credit by banks or other lending institutions in the United States; (v) any significant decrease in the market price of the Shares or any change in the general political, market, economic or financial conditions in the United States or abroad that could, in the sole judgment of the Company, have a material adverse effect on the Company's business, operations or prospects or the trading in the Shares; (vi) any change in the general political, market, economic or financial conditions in the United States or abroad that could have a material adverse effect on the Company's business, operations or prospects or that, in the sole judgment of the Company, makes it inadvisable to proceed with the Offer; (vii) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; or (viii) any decline in either the Dow Jones Industrial Average or the Standard and Poor's Index of 500 Companies by an amount in excess of 10% measured from the close of business on June 26, 1997;

(d) a tender or exchange offer with respect to some or all of the Shares (other than the Offer), or a merger or acquisition proposal for the Company, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed, or the Company shall have learned that (i) any person, entity or "group" (within the meaning of Section 13(d)(3) of the Exchange Act) shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding Shares, or any new group shall have been formed that beneficially owns more than 5% of the outstanding Shares (other than any such person, entity or group who has filed a Schedule 13D or Schedule 13G with the Commission before June 27, 1997); (ii) any such person, entity or group who has filed a Schedule 13D or Schedule 13G with the Commission before June 27, 1997, shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding Shares; or (iii) any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or made a public announcement reflecting an intent to acquire the Company or any of its subsidiaries or any of their respective assets or securities; or

(e) any change or changes shall have occurred in the business, financial condition, assets, income, operations, prospects or stock ownership of the Company or its subsidiaries that, in the Company's sole judgment, is or may be material to the Company or its subsidiaries.

  The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances (including any action or inaction by the Company) giving rise to any such condition and may be waived by the Company, in whole or in part, at any time and from time to time in its sole discretion. The Company's failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by the Company concerning the events described above will be final and binding on all parties.

8.PRICE RANGE OF SHARES; DIVIDENDS.

  The Class A Shares are listed and traded on the Nasdaq National Market. Until June 27, 1997, the Class B Shares were listed and traded on the Nasdaq National Market. The Class B Shares are no longer listed or traded on any exchange. See "Introduction" for history of listing of the Class B Shares.

  The following table sets forth, for the quarters indicated, the high and low closing per Class A Share and Class B Share sales prices on the Nasdaq National Market as compiled from Nasdaq and the cash dividends declared per Share in each such quarter:

CLASS A                                                HIGH    LOW     DIVIDENDS
-------                                                ----    ----    ---------
1995:
  1st.................................................  $15    $13 1/2   $.07
  2nd.................................................  16 3/4   14       .07
  3rd.................................................   18     15 1/2    .07
  4th.................................................  17 1/2  11 1/2    .07
1996:
  1st................................................. $17 1/2 $14 1/8   $.07
  2nd.................................................  18 1/4  14 1/8    .07
  3rd.................................................  18 1/4  15 1/2    .07
  4th.................................................   17      14       .07
1997:
  1st................................................. $17 1/2 $13 1/2   $.07
  2nd (through June 27, 1997).........................  19 3/4  15 1/2    .07
CLASS B                                                HIGH    LOW     DIVIDENDS
-------                                                ----    ----    ---------
1995:
  1st.................................................  $15    $13 1/2   $.06
  2nd.................................................  16 1/2  14 1/4    .06
  3rd.................................................   18     16 1/4    .06
  4th.................................................  18 3/4  17 1/4    .06
1996:
  1st................................................. $19 1/2 $18 1/2   $.06
  2nd.................................................  19 3/8  18 3/4    .06
  3rd.................................................  19 1/4  18 3/4    .06
  4th.................................................   19     18 7/8    .06
1997:
  1st................................................. $19 1/2 $19 1/8   $.06
  2nd (through June 27, 1997).........................  20 1/8  19 1/8    .06

SHAREHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE CLASS A
SHARES.

9.SOURCE AND AMOUNT OF FUNDS.

  Assuming the Company purchases 2,000,000 Shares pursuant to the Offer at a purchase price of $22.00 per Share, the Company expects the maximum aggregate cost to purchase Shares and to pay related fees and expenses to be approximately $44.5 million. The Company expects to fund the purchase of Shares pursuant to the Offer and the payment of related fees and expenses from available cash and existing credit facilities described below. At June 20, 1997 the Company had available cash and marketable securities of $39.9 million. As of the Expiration Date, the Company anticipates available cash will be reduced by several million dollars due to seasonal working capital needs. The Company therefore may finance part of the aggregate purchase price of the Offer from existing credit facilities.

  The Company has a credit agreement with participating banks. This arrangement provides a $60 million revolving credit facility and a $40 million revocable demand line of credit for cash borrowings, issuance of commercial paper and letters of credit, with interest at Libor plus 5/8% or Prime. The agreement expires in June, 1999. The Company believes that these credit facilities, along with cash generated from operations, will be sufficient to finance the Offer, the Company's seasonal working capital needs as well as its capital expenditures, remaining special charges, and business development needs.

  The preceding summary of the credit facilities is qualified in its entirety by reference to the text of the credit facilities or amendment, which is filed as an exhibit to the Issuer Tender Offer Statement on Schedule 13E-4 (the "Schedule 13E-4") of which this Offer to Purchase forms a part. A copy of the
Schedule 13E-4 may be obtained from the Commission in the manner provided in
Section 10 under the heading "--Additional Information."

10.CERTAIN INFORMATION CONCERNING THE COMPANY.

GENERAL

  The Company was founded in 1895 and was incorporated in the state of Delaware in 1929. The Company designs, manufactures, sources and markets apparel for the children's wear, youth wear, and men's wear markets. The Company also offers a children's footwear collection. While its heritage is in the men's work wear market, the Company is currently best known for its line of high quality children's wear. The children's wear and youth wear business represented approximately 93% of consolidated Company revenues for 1996. The success of the children's wear business can be attributed to the Company's core themes: quality, durability, style, trust and Americana. These themes have propelled the Company to the position of market leader in the branded children's wear industry. The Company strategically extends the product line and also leverages the economic value of the OshKosh B'Gosh name via both domestic and international licensing agreements.

  In addition to the Company's wholesale business, the Company also operates a chain of 114 domestic OshKosh B'Gosh branded stores, including 108 factory outlet stores which sell first quality and irregular OshKosh B'Gosh merchandise throughout the United States and six showcase/mall stores. In 1994, the Company opened an OshKosh B'Gosh showcase store in New York City to feature a full line of OshKosh product in a signature environment designed to reinforce brand awareness among consumers. During 1996 the Company opened four first quality retail stores in regional mall locations and opened an additional first quality retail store in the spring of 1997. The Company is expanding its retail product line in its OshKosh B'Gosh branded stores by offering youth wear sizes for girls and boys under the trade names Genuine Girls (girls sizes 7-16) and Genuine Blues (boys sizes 8-16).

  Recently the Company completed a comprehensive strategic planning initiative. As part of this initiative and combined with management's commitment to more efficient utilization of working capital, the Company has taken steps to improve product marketability, streamline operations, reduce its capital base and cost structure and improve delivery performance. These actions include limiting distribution of its children's wear products by narrowing the distribution channels in which the Company's products are sold, the discontinuance of under-performing business units and the closing of certain domestic manufacturing facilities based on an on-going review of the Company's manufacturing capacity and alternative sourcing opportunities.

  In 1985, OshKosh B'Gosh International Sales, Inc. was created for the sale of OshKosh B'Gosh products to foreign distributors. Over the next few years, the Company expanded internationally through the creation of additional subsidiaries in France, Hong Kong, Germany and the United Kingdom. In 1996, the Company decided to close the Hong Kong subsidiary, and wind-down its unprofitable European operations. The Company's European business was transferred to a licensee as of January 1, 1997. Ownership of retail showcase stores in London and Paris will be transferred to the Company's European licensee.

  As an integrated manufacturer and marketer, the Company is responsible for the design, manufacture and sourcing of its apparel. Through its manufacturing facilities and third-party contractors, the Company utilizes quality materials and skilled workmanship from around the world to produce apparel and footwear in accordance with Company specifications and production schedules. The Company has been expanding its utilization of off-shore sourcing as a cost-effective means of producing its products and to this end, leased a production facility in Honduras in 1990 through its wholly-own subsidiary Manufacturera International Apparel S.A. During 1996, as a part of the Company's ongoing review of its internal manufacturing capacity, operational effectiveness, and alternative sourcing opportunities, the Company decided to close additional domestic manufacturing facilities.

  The Company licenses the OshKosh B'Gosh name for a wide variety of children's products including sleepwear, outerwear, apparel accessories, eyewear, educational toys, and bedding products. The Company also receives royalties from international licensees for the use of the OshKosh B'Gosh name on children's and mean's wear products. Prior to 1995, the Company had licensed its name for use on footwear. In 1995, the Company began sourcing and distributing footwear directly, both domestically and internationally. All footwear operations are now carried on in-house, with the assumption of the sales and domestic distribution functions, which were previously handled by a third-party agent.

CERTAIN FINANCIAL INFORMATION

             SUMMARY HISTORICAL AND PRO FORMA FINANCIAL INFORMATION

  The following summary historical financial information as of and for the years ended December 31, 1996 and 1995 was derived from the audited consolidated financial statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 1996 (the "Company's 1996 Annual Report"). The following summary historical financial information as of and for the three months ended March 31, 1997 and 1996 was derived from the unaudited consolidated condensed financial statements included in the Company's Quarterly Report on Form 10-Q for the period ended March 31, 1997 (the "Company's 1997 First Quarter Report"), each of which is hereby incorporated herein by reference, and other information and data contained in the Company's 1996 Annual Report and the Company's 1997 First Quarter Report. The Company intends to report second quarter results on or about July 22, 1997. More comprehensive financial information is included in such reports, and the financial information that follows is qualified in its entirety by reference to such reports, as such reports may be amended from time to time, and all the financial statements and related notes contained therein, copies of which may be obtained as set forth below under the caption "--Additional Information."

  The summary historical financial information as of and for the three months ended March 31, 1997 and March 31, 1996, is unaudited and was derived from the accounting records of the Company. In the opinion of management of the Company, the summary historical financial information as of and for the three months ended March 31, 1997 and 1996 include all adjusting entries (consisting only of normal recurring adjustments) necessary to present fairly the information set forth therein. Results for an interim period may not be indicative of the results of operation for any future period.

  Summary Unaudited Pro Forma Financial Information. The following summary unaudited pro forma financial information sets forth the summary historical financial information of the Company as adjusted to give effect to the purchase of 2,000,000 Shares in the Offer at a Purchase Price of $19.00 per Share and at a Purchase Price of $22.00 per Share, the minimum and maximum possible Purchase Prices in the Offer. Expenses related to the Offer are estimated to be approximately $500,000. The summary consolidated income statement gives effect to the purchase of Shares pursuant to the Offer as if it had occurred January 1, 1996. The summary consolidated balance sheets give effect to the purchase of Shares pursuant to the Offer as if it had occurred as of March 31, 1997. The summary unaudited pro forma financial information does not purport to be indicative of the results that would have been obtained had the purchase of Shares in the Offer been completed at the dates indicated or results that may be obtained in the future. The summary unaudited pro forma financial information should be read in conjunction with the summary historical financial information and accompanying notes.

                               YEAR ENDED DECEMBER 31,                THREE MONTHS ENDED MARCH 31,
                         --------------------------------------  ------------------------------------------
                             PRO FORMA            ACTUAL              PRO FORMA              ACTUAL
                         ------------------  ------------------  --------------------  --------------------
                                                                  ASSUMED    ASSUMED
                         ASSUMED   ASSUMED                        $19 PER    $22 PER
                         $19 PER   $22 PER                         SHARE      SHARE
                          SHARE     SHARE                        PURCHASE   PURCHASE
                         PURCHASE  PURCHASE                       PRICE,     PRICE,
                          PRICE,    PRICE,                       MARCH 31,  MARCH 31,  MARCH 31,  MARCH 31,
                           1996      1996      1996      1995      1997       1997       1997       1996
                         --------  --------  --------  --------  ---------  ---------  ---------  ---------
                                   (IN THOUSANDS, EXCEPT RATIOS AND PER SHARE INFORMATION)
                         ----------------------------------------------------------------------------------
INCOME STATEMENT INFORMATION:
Net sales............... $444,766  $444,766  $444,766  $432,266  $ 97,363   $ 97,363   $ 97,363   $120,876
Income (loss) before
 income taxes...........   (6,274)   (6,624)   (4,097)   20,188     6,482      6,396      6,966      6,083
Net income (loss).......     (218)     (428)    1,119    10,947     3,848      3,797      4,176      3,376
Weighted average number
 of common shares
 outstanding............   10,339    10,339    12,339    12,865     9,777      9,777     11,777     12,456
Earnings (loss) per
 share.................. $   (.02) $   (.04) $    .09  $    .85  $    .39   $    .39   $    .35   $    .27
Ratio of earnings to
 fixed charges..........       --        --        --      3.87x     5.07x      4.81x      5.86x      4.50x
BALANCE SHEET INFORMATION
 (at end of period):
Working capital.........                                         $ 68,578   $ 62,578   $107,078
Total assets............                                          151,585    146,485    190,085
Total debt..............                                               --        900         --
Other long-term
 liabilities............                                           13,656     13,656     13,656
Shareholders' equity....                                          101,060     95,060    139,560
Book value per common
 share..................                                         $  10.43   $   9.81   $  11.94

NOTES TO SUMMARY HISTORICAL AND PRO FORMA FINANCIAL INFORMATION

  The following assumptions were made in presenting the summary historical and pro forma financial information.

(a) The pro forma financial information assumes 2,000,000 Shares are purchased January 1, 1996 at $19 per Share and $22 per Share, as applicable, with the purchase being initially financed with borrowings under the existing Credit Facilities of $36,500 and $42,500, respectively, and available cash at January 1, 1996 of $2,000 (Note: The pro forma borrowings would have been reduced during 1996 and the first quarter of 1997 with available cash generated from operations.)

(b) The pro forma balance sheet assumes 2,000,000 Shares are purchased March 31, 1997 at $19 per Share and $22 per Share, financed with borrowings under the existing Credit Facilities of $900 and available cash at March 31, 1997 of $43,600.

(c) For purposes of the Ratio of Earnings to Fixed Charges computation, earnings are defined as income (loss) before income taxes and fixed charges. Fixed charges are the sum of interest expense and the interest portion of operating lease expense. Earnings were inadequate to cover fixed charges by approximately $4,097 for the year ended December 31, 1996. Assuming 2,000,000 Shares are purchased at $19 per Share and $22 per Share, earnings would have been inadequate to cover fixed charges by approximately $6,274 and $6,624 for the pro forma years ended December 31, 1996, respectively.

(d) Book value per Share is calculated as total shareholders' investment divided by the number of pro forma Shares outstanding at the end of the period.

ADDITIONAL INFORMATION

  The Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is obligated to file reports and other information with the Commission relating to its business, financial condition and other matters. Information, as of particular dates, concerning the Company's directors and officers, their remuneration, options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's shareholders and filed with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 2120, Washington, D.C. 20549; at its regional offices located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and 7 World Trade Center, New York, New York 10048. Copies of such material may also be obtained by mail, upon payment of the Commission's customary charges, from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a Web site on the World Wide Web at http://www.sec.gov that contains reports, proxy statements and other information regarding registrants that file electronically with the Commission. Such reports, proxy statements and other information concerning the Company also can be inspected at the offices of the Nasdaq National Market, 1735 K Street NW, Washington, DC 20006-1500, on which the Class A Shares are listed.

11.INTEREST OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING SHARES.

  As of June 25, 1997, the Company had issued and outstanding 10,425,571 Class A Shares and 1,260,704 Class B Shares. The 2,000,000 Shares that the Company is offering to purchase pursuant to the Offer represent approximately 17% of the outstanding Shares. As of January 1, 1997, the Company's directors and executive officers as a group (15 persons) beneficially owned an aggregate of 458,517 Class A Shares and 512,021 Class B Shares, representing approximately 8% of the outstanding Shares. Each of the Company's executive officers and directors has advised the Company that he or she does not intend to tender any Shares pursuant to the Offer. If the Company purchases 2,000,000 Shares pursuant to the Offer, then immediately after the purchase of Shares pursuant to the Offer, the Company's executive officers and directors as a group will beneficially own approximately 10% of the outstanding Shares.

  Based upon the Company's records and upon information provided to the Company by its directors, executive officers, associates and subsidiaries, neither the Company nor, to the best of the Company's knowledge, any of the directors or executive officers of the Company or any of its subsidiaries nor any associates or subsidiaries of the foregoing, has effected any transactions in the Shares during the 40 business days prior to the date hereof.

  Except as set forth in this Offer to Purchase, neither the Company nor any person controlling the Company nor, to the Company's knowledge, any of its directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offer with respect to any securities of the Company (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations).

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth certain information regarding the beneficial ownership of the Company's Class A Shares and Class B Shares by each director owning more than 1% of either Class A Shares or Class B Shares, each person known to own more than 5% of either class of the Company's Shares, and all directors and executive officers as a group. The information is as of January 1, 1997, except as noted in the accompanying footnotes. Although shares of Class B Shares are convertible into Class A Shares on a one-for-one basis, the Class A Shares disclosures do not include shares that would be issuable upon such conversion. Except as indicated in the footnotes such persons have sole voting and investment power of the shares beneficially owned and disclaim beneficial ownership of shares held directly by their spouses.

                           CLASS A SHARES PERCENTAGE OF                     PERCENTAGE OF
   NAME AND ADDRESS         BENEFICIALLY  CLASS A SHARES   CLASS B SHARES   CLASS B SHARES
  OF BENEFICIAL OWNER          OWNED       OUTSTANDING   BENEFICIALLY OWNED  OUTSTANDING
  -------------------      -------------- -------------- ------------------ --------------
Banc One Corporation and
subsidiaries, including
amounts owned as Trustee
of the Earl W. Wyman
Trusts, dated February
17, 1960 as amended
("Earl W. Wyman
Trusts")(1)..............    1,183,852         11.2%          137,254            10.9%
  100 East Broad Street
  Columbus, OH 43271-0251
Stinson Capital Partners,
L.P., et al.(1)..........      934,700          8.9%               --              --
  909 Montgomery Street
  Suite 400
  San Francisco, CA 94133
William F.
Wyman(1)(2)(3)...........       87,610          0.8%          236,292            18.7%
  1373 Waugoo Avenue
  Oshkosh, WI 54901
Thomas R. Hyde(1)(2)(4)..      125,466          1.2%          108,327             8.6%
  109 Chapin Parkway
  Buffalo, NY 14209
Thomas R. Wyman(1)(2)(5).      297,765          2.8%          146,612            11.6%
  2896 Fond du Lac Road
  Oshkosh, WI 54901
Douglas W. Hyde(1)(2)(6).      131,558          1.2%          151,302            12.0%
  3700 Edgewater Lane
  Oshkosh, WI 54901
Michael D.
Wachtel(1)(2)(7).........      135,606          1.3%          123,558             9.8%
  1030 Washington Avenue
  Oshkosh, WI 54901
Joyce W. Hyde(1)(2)(8)...       91,263          0.9%           67,799             5.4%
  1234 Washington Avenue
  Oshkosh, WI 54901
All Directors and
Executive Officers as a
group (15 persons)(9)....      458,517          4.3%          512,021            40.6%

(1) The Earl W. Wyman Trust for the benefit of the Wyman family beneficially owns 247,500 Class A Shares and 55,180 Class B Shares or about 2.4% and 4.4%, respectively, of such stock outstanding. Its beneficiaries are Thomas
    R. Wyman and his children (William F. Wyman and Ann E. Wolf). The Earl W. Wyman Trust
   for the benefit of the Hyde family beneficially owns 165,000 Class A Shares and 55,180 Class B Shares, or about 1.6% and 4.4%, respectively, of such stock outstanding. Its beneficiaries are Joyce W. Hyde and her children (Douglas W. Hyde, Thomas R. Hyde, and Margaret H. Wachtel). All of the beneficiaries disclaim beneficial ownership of such shares. The Class A Share ownership of Stinson Capital Partners, L.P., et al is based upon information filed pursuant to an Amendment No. 2 to a Schedule 13D, dated February 6, 1997 with information as of January 30, 1997. The Class A Shares and Class B Shares ownership of Banc One Corp. is based upon information as of December 31, 1996 filed on a Schedule 13G, dated February 14, 1997.

(2) Thomas R. Wyman and Shirley F. Wyman are the parents of William F. Wyman and Ann E. Wolf. Thomas R. Wyman is also the brother of Joyce W. Hyde. Joyce W. Hyde and Charles F. Hyde are the parents of Douglas W. Hyde, Thomas R. Hyde and Margaret H. Wachtel (who is the wife of Michael D. Wachtel).

(3) William F. Wyman owns directly 83,630 Class A Shares and 191,226 Class B Shares, or approximately 0.8% and 15.2%, respectively, of such stock outstanding. He also owns, as sole trustee of three trusts created for the benefit of his children, 880 Class A Shares and 19,560 Class B Shares owned by two trusts of which he is a remainder beneficiary and 3,100 Class A Shares issuable pursuant to the vested portion of employee stock options.

(4) Thomas R. Hyde owns directly 57,530 Class A Shares and 92,901 Class B Shares, or approximately 0.6% and 7.4%, respectively, of such stock outstanding. He owns as sole trustee of two trusts created for the benefit of his children 17,200 Class A Shares and 3,280 Class B Shares. He has beneficial ownership of 19,136 Class A Shares and 8,146 Class B Shares held by him as custodian for his minor children, and he shares beneficial ownership of 2,800 Class A Shares held by his spouse. In addition, he shares beneficial ownership of 4,000 Class A Shares and 4,000 Class B Shares owned by a trust of which he is an income beneficiary, his minor son is a remainder beneficiary and his spouse is the sole trustee. In addition, he shares beneficial ownership with his spouse of 24,800 Class A Shares owned by a limited partnership in which he and his spouse are the sole general partners. The amounts shown in the table do not include 20,747 Class A Shares owned by the Joyce W. Hyde Income Trust of 1987 of which he is a remainder beneficiary, as to which he disclaims beneficial ownership.

(5) Thomas R. Wyman owns the shares listed either directly or as marital property with his wife, Shirley F. Wyman. The amount shown in the table also includes 1,000 Class A Shares issuable pursuant to a vested stock option. The amount shown in the table does not include 3,372 Class B Shares (less than 1% of the total number outstanding) owned by Shirley F. Wyman, or the shares owned directly by their two adult children, as to which he disclaims beneficial ownership. The table also does not including 20,000 Class A Shares held by a trust under which Thomas R. Wyman and Shirley F. Wyman are income beneficiaries. They disclaim beneficial ownership of those shares.

(6) Douglas W. Hyde owns directly 68,325 Class A Shares and 138,657 Class B Shares, or approximately 0.7% and 11.0%, respectively, of the total number of such shares outstanding. He also owns as sole trustee of two trusts created for the benefit of his children 13,500 Class A Shares and 3,280 Class B Shares. In addition, he shares beneficial ownership of 35,283 Class A Shares and 9,365 Class B Shares owned directly by his spouse, held by his spouse as trustee for the benefit of his children and held by him as custodian for his minor children. The amounts shown in the table also includes 14,450 Class A Shares issuable pursuant to the vested portion of employee stock options. The amounts shown in the table do not include 16,635 Class A Shares and 2,445 Class B Shares owned by a trust of which he is the income beneficiary and his minor daughter is the remainder beneficiary, or 20,747 Class A Shares owned by the Joyce W. Hyde Income Trust of 1987 of which he is a remainder beneficiary, as to which he disclaims beneficial ownership.

(7) Michael D. Wachtel owns directly 13,710 Class A Shares and 1,710 Class B Shares, or approximately 0.1% of the outstanding shares of each class. He owns an additional 10,118 Class B Shares as sole trustee of two trusts created for the benefit of his children. In addition, he shares beneficial ownership of 96,346 Class A Shares and 108,450 Class B Shares owned directly by his spouse and held by his wife as custodian for their minor children and 13,500 Class A Shares and 3,280 Class B Shares owned by his spouse as sole trustee of two trusts created for the benefit of their children. The amounts shown in the table also include 12,050 Class A Shares issuable pursuant to the vested portion of employee stock options. The amounts shown in the table do not include 12,681 Class A Shares and 29,083 Class B Shares owned by two trusts of which his spouse is the income beneficiary and his minor children are remainder beneficiaries, respectively, or 20,747 Class A Shares owned by the Joyce W. Hyde Income Trust of 1987 of which his wife is a remainder beneficiary, as to which he disclaims beneficial ownership.

(8) Joyce W. Hyde and her husband own a total of 129,162 Class A Shares and 124,304 Class B Shares, or about 1.2% and 9.9%, respectively, of the outstanding shares, all as marital property, but she has voting and dispositive power with respect to the amounts shown in the table. The amounts shown in the table do not include the shares owned directly or indirectly by their three adult children, as to which she disclaims beneficial ownership. The table also does not include 62,240 Class A Shares held by the Joyce W. Hyde Income Trust of 1987, under which she is the income beneficiary, but disclaims beneficial ownership.

(9) The amounts shown in the table include 74,175 Class A Shares issuable to directors and executive officers pursuant to the vested portions of stock options, but do not include amounts owned by the Earl W. Wyman Trusts described in Note 1, above.

  The decendents of Earl W. Wyman, their spouses and trusts of which they are beneficiaries (the "Wyman/Hyde Group," including, among others, Thomas R. Hyde, Joyce W. Hyde, Douglas W. Hyde, Michael D. Wachtel, Margaret H. Wachtel, the Earl W. Wyman Trusts, Thomas R. Wyman and William F. Wyman) own a total of 1,823,188 Class A Shares (approximately 17.3% of the outstanding shares) and 1,035,655 Class B Shares (approximately 82.2% of the outstanding shares). Each member of the Wyman/Hyde Group is subject to a cross purchase agreement pursuant to which his or her Class B Shares generally may not be transferred except to a spouse or descendant (or a trust for their benefit) unless the shares first have been offered to the other members of the Wyman/Hyde Group.

12.EFFECTS OF THE OFFER ON THE MARKET FOR SHARES; REGISTRATION UNDER THE EXCHANGE ACT.

  The Company's purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise be traded publicly and may reduce the number of shareholders. Nonetheless, the Company anticipates that there will be a sufficient number of Class A Shares outstanding and publicly traded following consummation of the Offer to ensure a continued trading market for the shares. Based upon published guidelines of the Nasdaq National Market, the Company does not believe that its purchase of Shares pursuant to the Offer will cause the Company's remaining Class A Shares to be delisted from the Nasdaq National Market.

  The Class A Shares are currently "margin securities' under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit to their customers using such Shares as collateral. The Company believes that, following the purchase of Shares pursuant to the Offer, the Shares will continue to be "margin securities" for purposes of the Federal Reserve Board's margin regulations.

  The Class B Shares were delisted prior to the Offer and therefore are no longer "margin securities."

13.CERTAIN LEGAL MATTERS; REGULATORY APPROVALS.

  The Company is not aware of any license or regulatory permit that appears to be material to the Company's business that might be adversely affected by the Company's acquisition of Shares as contemplated herein or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Shares by the Company as contemplated herein. Should any such approval or other action be required, the Company presently contemplates that such approval or other action will be sought. The Company is unable to predict whether it may determine that it is required to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to the Company's business. The Company's obligations under the Offer to accept for payment and pay for Shares is subject to certain conditions. See Section 7.

14.CERTAIN FEDERAL INCOME TAX CONSEQUENCES.

  The following is a general summary of the material U.S. federal income tax consequences of the exchange of Shares for cash pursuant to the Offer. This discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), its legislative history, Treasury Regulations thereunder and administrative and judicial interpretations thereof, as of the date hereof, all of which are subject to change (possibly on a retroactive basis). This summary does not discuss all the tax consequences that may be relevant to a particular shareholder in light of the shareholder's particular circumstances and it is not intended to be applicable in all respects to all categories of shareholders, some of whom--such as insurance companies, tax-exempt persons, financial institutions, regulated investment companies, dealers in securities or currencies, persons that hold Shares as a position in a "straddle" or as part of a "hedge," "conversion transaction" or other integrated investment, persons who received Shares as compensation or persons whose functional currency is other than United States dollars--may be subject to different rules not discussed below. In addition, this summary does not address any state, local or foreign tax considerations that may be relevant to a shareholder's decision to tender Shares pursuant to the Offer. This summary discusses only Shares held as capital assets within the meaning of Section 1221 of the Code. EACH SHAREHOLDER IS URGED TO CONSULT HIS OR HER OWN TAX ADVISER WITH RESPECT TO THE U.S. FEDERAL, STATE AND LOCAL CONSEQUENCES OF PARTICIPATING IN THE OFFER, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION.

  Dividend v. Sale Treatment. If an exchange of Shares for cash pursuant to the Offer is treated as a sale because a shareholder meets any of the tests discussed below, the shareholder will recognize gain or loss on the exchange in an amount equal to the difference between the amount of cash received by the shareholder and such shareholder's tax basis in the Shares exchanged. Such gain or loss will be a capital gain or loss and will be long-term capital gain or loss if the Shares were held more than one year. Calculation of gain or loss must be made separately for each block of Shares owned by a shareholder. Under the tax laws, a shareholder may be able to designate which blocks and the order of such blocks of Shares to be tendered pursuant to the Offer. However, under legislation recently proposed by the Treasury Department, gain or loss would be determined based on the average tax basis of all Shares of each class held by the beneficial owner. Such legislation is proposed to be effective 30 days after the date of enactment.

  If a shareholder's exchange of Shares for cash pursuant to the Offer satisfies none of the tests discussed below, the receipt of cash by the shareholder will be treated as a distribution from the Company and will be taxed to the shareholder as ordinary dividend income provided the Company has sufficient current and accumulated earnings and profits (as the Company believes it does). If the exchange is treated as a dividend, the tax basis of a shareholder's Shares which are exchanged for cash pursuant to the Offer is added to the tax basis of the remaining Shares of common stock of the Company which the shareholder actually or constructively owns and cannot be used to offset such shareholder's dividend income from the transaction.

  Consequences of Sale Treatment for the Purchase of Shares for Cash Pursuant to the Offer. An exchange of Shares for cash will be treated as a sale of Shares by the exchanging shareholder provided that at least one of the following tests is met:

  (a) as a result of the exchange the shareholder's equity interest in the Company is completely terminated (a "complete termination");

  (b) the receipt of cash in exchange for the shareholder's Shares is "not essentially equivalent to a dividend"; or

  (c) as a result of the exchange there is a "substantially disproportionate" reduction in the shareholder's equity interest in the Company.

  In applying the foregoing tests, the constructive ownership rules of Section 318 of the Code apply. Thus a shareholder generally takes into account Shares actually owned by the shareholder as well as Shares actually (and in some cases constructively) owned by others, but which the shareholder is treated as owning by reason of the application of the constructive ownership rules. Pursuant to the constructive ownership rules, a shareholder will be considered to own those Shares owned, directly or indirectly, by certain members of the shareholder's family and certain related entities (such as corporations, partnerships, trusts and estates) in which the shareholder has an interest, as well as Shares which the shareholder has an option to purchase. Under certain circumstances, however, a shareholder may avoid the constructive ownership of Shares owned by family members solely for the purpose of determining whether the "complete termination" of interest test referred to above has been satisfied if (a) the shareholder does not actually own any Shares after the purchase by the Company, and (b) in accordance with Section 302(c)(2) of the Code, the shareholder files an effective waiver with the Internal Revenue Service ("IRS"). If a shareholder desires to file such a waiver, the shareholder should consult his or her own tax advisor.

  "COMPLETE TERMINATION": A sale of shares pursuant to the Offer will be deemed to result in a "complete termination" of the shareholder's interest in the Company if, immediately after the sale, either:

  (a) the shareholder owns, actually and constructively, no Shares of the Company's common stock; or

  (b) the shareholder actually owns no Shares of the Company's common stock and constructively owns only Shares of the Company's common stock as to which the shareholder is eligible to waive, and does effectively waive, such constructive ownership under the procedures described in Section 302(c)(2) of the Code, as discussed above.

  "NOT ESSENTIALLY EQUIVALENT TO A DIVIDEND": Even if a shareholder's receipt of cash in exchange for Shares pursuant to the Offer fails to meet the "complete termination" test, the shareholder may nevertheless meet the "not essentially equivalent to a dividend" test. Whether a shareholder meets this test will depend on his or her facts and circumstances. In any case, in order to satisfy this test, the shareholder's sale of Shares pursuant to the Offer must result in a "meaningful reduction" in his or her interest in the Company taking into account the constructive ownership rules of Section 318 of the Code referred to above. The IRS has held in a public ruling that, under the particular facts of that ruling, a 3.3% reduction in the percentage stock ownership of a stockholder constituted a "meaningful reduction" when the stockholder owned .0001118% of the publicly-held corporation's stock before a redemption, owned .0001081% of the corporation's stock after the redemption, and did not exercise any control over corporate affairs. In that ruling, the IRS applied the meaningful reduction standard to three important rights attributable to stock ownership: (1) the right to vote and thereby exercise control; (2) the right to participate in current earnings and accumulated surplus; and (3) the right to share in net assets on liquidation. In measuring the change, if any, in a shareholder's proportionate interest in the Company, the meaningful reduction test is applied by taking into account all Shares that the Company purchases pursuant to the Offer, including Shares purchased from other shareholders.

  If, taking into account the constructive ownership rules of Section 318 of the Code referred to above, a shareholder owns Shares that constitute only a minimal interest in the Company and does not exercise any control over the affairs of the Company, any reduction in the shareholder's percentage interest in all of the three rights described in the preceding sentence should be a "meaningful reduction." Such selling shareholder would, under these circumstances, be entitled to treat his or her sale of Shares to the Company pursuant to the Offer as a "sale or exchange" for U.S. federal income tax purposes.

  If a shareholder intends to rely on the "not essentially equivalent to a dividend" test to obtain "sale or exchange" treatment for Shares that he or she sells pursuant to the Offer, particularly if he or she owns, actually or constructively, a combination of Class A Shares and Class B Shares, the shareholder is urged to consult his or her own tax advisor, inasmuch as the redeeming corporation in the public ruling described above had only one class of stock outstanding, and the Company has two classes of outstanding voting shares which classes have different voting and dividend rights.

  "SUBSTANTIALLY DISPROPORTIONATE": Under Section 302(b)(2) of the Code, a sale of Shares pursuant to the Offer, in general, will be "substantially disproportionate" as to a shareholder if immediately after the sale:

  (a) The ratio of the outstanding voting stock of the Company that the shareholder then actually and constructively owns (treating as not outstanding all voting stock purchased by the Company pursuant to the Offer) is less than 80% of the ratio of the outstanding voting stock of the Company that the shareholder actually and constructively owned immediately before the sale of Shares (treating as outstanding all voting stock purchased by the Company pursuant to the Offer); and

  (b) the ratio of the fair market value of the outstanding common stock that the shareholder then actually and constructively owns (treating as not outstanding all common stock purchased by the Company pursuant to the Offer) is less than 80% of the ratio of the fair market value of the outstanding common stock that the shareholder actually and constructively owned immediately before the sale of Shares (treating as outstanding all common stock purchased by the Company pursuant to the Offer).

  Both classes of the Company's outstanding common stock are voting shares. However, because the voting rights of those two classes differ, certain issues exist as to precisely how the "substantially disproportionate" percentage determinations, described above, are to be calculated in these circumstances. For this reason, if a shareholder intends to rely on the "substantially disproportionate" test to obtain "sale or exchange" treatment for Shares that a shareholder sells pursuant to the Offer, the shareholder should consult his or her tax advisor regarding the particulars of how this test will be applied to the shareholder in this instance.

  Corporate Dividends-received Deduction. If the case of a corporate shareholder, if the cash paid is treated as a dividend, such dividend income may be eligible for the 70% dividends-received deduction. The dividends-received deduction is subject to certain limitations, and may not be available if the corporate shareholder does not satisfy certain holding period requirements set forth in Section 246 of the Code or if the Shares are treated as "debt financed portfolio Stock" within the meaning of Section 246A(c) of the Code. Additionally, if a dividends-received deduction is available, the dividend may be treated as an "extraordinary dividend" under Section 1059(a) of the Code, in which case a corporate shareholder's adjusted tax basis in the Shares retained by such shareholder would be reduced, but not below zero, by the amount of the nontaxed portion of such dividend. Any amount of the nontaxed portion of the dividend in excess of the corporate shareholder's adjusted tax basis generally will be subject to tax upon a sale or other taxable disposition of the Shares. Corporate shareholders are urged to consult their own tax advisors as to the effect of Section 1059 of the Code on the adjusted tax basis of their Shares. Legislation recently proposed by the Treasury Department would, if enacted, alter these rules in certain respects.

  Over-subscription of the Offer. The Company cannot predict whether or the extent to which the Offer will be oversubscribed. If the Offer is oversubscribed, proration of tenders pursuant to the Offer will cause the Company to accept fewer Shares than are tendered. Consequently, the Company can give no assurance that a sufficient number of any shareholder's Shares will be purchased pursuant to the Offer to ensure that such purchase will be treated as a sale or exchange, rather than as a dividend, for federal income tax purposes pursuant to the rules discussed above. However, see Section 6 regarding a shareholder's right to tender Shares subject to the condition that a specified minimum number of such Shares must be purchased (if any are purchased).

  Consequences to Shareholders Who Do Not Tender Pursuant to the
Offer. Shareholders who do not accept the Company's Offer to tender their Shares will not incur any tax liability as a result of the consummation of the Offer.

  Backup Federal Income Tax Withholding. Payments in connection with the Offer may be subject to "backup withholding" at a 31% rate. Backup withholding generally applies if the shareholder (a) fails to furnish such shareholder's social security number or other taxpayer identification number ("TIN"), (b) furnishes an incorrect TIN, (c) fails to properly report to the IRS interest or dividends or (d) under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the TIN provided is such shareholder's current number and that such shareholder is not subject to backup withholding. To prevent backup withholding each shareholder should complete the substitute IRS Form W-9 included in the Letter of Transmittal. Certain persons generally are exempt from backup withholding, including corporations, financial institutions and certain non-U.S. shareholders. In order to qualify for an exemption from backup withholding, a non-U.S. shareholder must submit a properly executed IRS Form W-8 to the Depositary.

  Withholding for non-U.S. Shareholders. Although a non-U.S. shareholder may be exempt from U.S. federal backup withholding, certain payments to the non-U.S. shareholders are subject to U.S. withholding tax at a rate of 30%. The Depositary will withhold the 30% tax from gross payments made to non-U.S. shareholders pursuant to the Offer unless the Depositary determines that a non-U.S. shareholder is either exempt from the withholding or entitled to a reduced withholding rate under an income tax treaty. For purposes of this discussion, a "non-U.S. shareholder" means a shareholder who is not (a) a citizen or resident of the United States, (b) a corporation, partnership or other entity created or organized under the laws of the United States or of any State or political subdivision of the foregoing, (c) an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source, or (d) a "United States Trust." A United States Trust is (a) for taxable years beginning after December 31, 1996, or if the trustee of a trust elects to apply the following definition to an earlier taxable year, any trust if, and only if,
(i) a court within the United States is able to exercise primary supervision over the administration of the trust and (ii) one or more U.S. trustees have the authority to control all substantial decisions of the trust, and (b) for all other taxable years, any trust the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source. A non-U.S. shareholder will not be subject to the withholding tax if the payment from the Company is effectively connected with the conduct of a trade or business in the United States by such non-U.S. shareholder (and, if certain tax treaties apply, is attributable to a United States permanent establishment maintained by such non-U.S. shareholder) and the non-U.S. shareholder has furnished the Depositary with a properly executed IRS Form 4224 prior to the time of payment.

  A non-U.S. shareholder who is eligible for a reduced rate of withholding pursuant to a U.S. income tax treaty must certify such to the Depositary by providing to the Depositary a properly executed IRS Form 1001 prior to the time payment is made. A non-U.S. shareholder may be eligible to obtain from the IRS a refund of tax withheld if such non-U.S. shareholder is able to establish that no tax (or a reduced amount of tax) is due.

  ALL SHAREHOLDERS OF SHARES OF THE COMPANY ARE ADVISED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF EXCHANGING SHARES FOR CASH PURSUANT TO THE OFFER IN LIGHT OF THEIR OWN PARTICULAR CIRCUMSTANCES.

15.EXTENSION OF OFFER; TERMINATION; AMENDMENT.

  The Company expressly reserves the right, in its sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 7 shall have occurred or shall be deemed by the Company to have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of and payment for any Shares by giving oral or written notice of such extension to the Depositary and making a public announcement thereof. The Company also expressly reserves the right, in its sole discretion, to terminate the Offer and not accept for payment or pay for any Shares not previously accepted for payment or paid for or, subject to applicable law, to postpone payment for Shares upon the occurrence of any of the conditions specified in Section 7 by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement thereof. The Company's reservation of the right to delay payment for Shares which it has accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the

Exchange Act, which requires that the Company must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of a tender offer. Subject to compliance with applicable law, the Company further reserves the right, in its sole discretion, and regardless of whether any of the events set forth in Section 7 shall have occurred or shall be deemed by the Company to have occurred, to amend the Offer in any respect (including, without limitation, by decreasing or increasing the consideration offered in the Offer to holders of Shares or by decreasing or increasing the number of Shares being sought in the Offer). Amendments to the Offer may be made at any time and from time to time effected by public announcement thereof, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., Eastern Time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to shareholders in a manner reasonably designated to inform shareholders of such change. Without limiting the manner in which the Company may choose to make a public announcement, except as required by applicable law, the Company shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones New Service.

  If the Company materially changes the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Company will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(2) promulgated under the Exchange Act. These rules require that the minimum period during which an offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. If (a) the Company increases or decreases the price to be paid for Shares, the number of Shares being sought in the Offer or the Dealer Manager's soliciting fees and, in the event of an increase in the number of Shares being sought, such increase exceeds 2% of the outstanding Shares, and
(b) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from and including the date that such notice of an increase or decrease is first published, sent or given in the manner specified in this Section 15, the Offer will be extended until the expiration of such period of ten business days.

16.FEES AND EXPENSES.

  The Company has retained Robert W. Baird & Co. Incorporated to act as the Dealer Manager in connection with the Offer. The Dealer Manager will receive a fee for its service of $.09 per share for each Share purchased in this Offer. The Company also has agreed to reimburse the Dealer Manager for certain out-of-pocket expenses incurred in connection with the Offer and to indemnify the Dealer Manager against certain liabilities in connection with the Offer, including liabilities under the federal securities laws.

  The Company has retained Georgeson & Company Inc. to act as Information Agent and Harris Trust and Savings Bank to act as Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telegraph and personal interviews and may request brokers, dealers and other nominee shareholders to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary will each receive reasonable and customary compensation for their respective services, will be reimbursed by the Company for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

  No fees or commissions will be payable to brokers, dealers or other persons (other than fees to the Dealer Manager, the Information Agent and the Depositary as described above) for soliciting tenders of Shares pursuant to the Offer. The Company, however, upon request, will reimburse brokers, dealers and commercial banks for customary mailing and handling expenses incurred by such persons in forwarding the Offer and related materials to the beneficial owners of Shares held by any such person as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as the agent of the Company, the Dealer Manager, the Information Agent or the Depositary for purposes of the Offer. The Company will pay or cause to be paid all stock transfer taxes, if any, on its purchase of Shares except as otherwise provided in Instruction 7 in the Letter of Transmittal.

17.MISCELLANEOUS.

  The Company is not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If the Company becomes aware of any jurisdiction where the making of the Offer is not in compliance with any valid applicable law, the Company will make a good faith effort to comply with such law. If, after such good faith effort, the Company cannot comply with such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares residing in such jurisdiction. In any jurisdiction the securities or blue sky laws of which require the Offer to be made by a licensed broker or dealer, the Offer is being made on the Company's behalf by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

  Pursuant to Rule 13e-4 of the General Rules and Regulations under the Exchange Act, the Company has filed with the Commission an Issuer Tender Offer Statement on Schedule 13E-4 which contains additional information with respect to the Offer. Such Schedule 13E-4, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 10 with respect to information concerning the Company.

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF THE COMPANY OR THE DEALER MANAGER IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE OR IN THE RELATED LETTER OF TRANSMITTAL. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE DEALER MANAGER.

                                          OSHKOSH B'GOSH, INC.

June 30, 1997

  Facsimile copies of the Letter of Transmittal will be accepted from Eligible Institutions. The Letter of Transmittal and certificates for Shares and any other required documents should be sent or delivered by each shareholder or his or her broker, dealer, commercial bank, trust company or nominee to the Depositary at one of its addresses set forth below.

                        The Depositary for the Offer is:

                         HARRIS TRUST AND SAVINGS BANK

         By Mail:           Facsimile Transmission:           By Hand:
 Harris Trust and Savings
           Bank
                        (for Eligible Institutions Only)
                                                      Harris Trust and Savings
                                 (212) 701-7636                 Bank
 c/o Harris Trust Company        (212) 701-7637       c/o Harris Trust Company
       of New York           Confirm by Telephone:          of New York
   Wall Street Station           (212) 701-7624            Receive Window
      P.O. Box 1010                                     77 Water Street, 5th
New York, New York 10268-                                      Floor
           1010                                       New York, New York 11005

  Any questions or requests for assistance or additional copies of the Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Information Agent or the Dealer Manager at the telephone numbers and locations listed below. Shareholders may also contact their local broker, dealer, commercial bank, trust company or nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:
                                      LOGO

                               Wall Street Plaza
                            New York, New York 10005
                 Banks and Brokers Call Collect: (212) 440-9800
                   All Others Call Toll-Free: (800) 223-2064

                      The Dealer Manager for the Offer is:

                             ROBERT W. BAIRD & CO.
                                 INCORPORATED

                           777 East Wisconsin Avenue
                           Milwaukee, Wisconsin 53202
                           Toll-Free: 1-888-224-7336

June 30, 1997